Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 23 day of April 2014.

BETWEEN,

CONVERTED CARBON TECHNOLOGIES CORP. (hereinafter called “CCT” or the “Corporation”),

OF THE FIRST PART;

And
ROSS EASTLEY, (hereinafter called the “Executive"),

OF THE SECOND PART.

WHEREAS, CCT is engaged in the business of cultivating and distributing Algae biomass, powders, tablets and oils (the "Business”);

AND WHEREAS, CCT has agreed to continue to employ the Executive, and the Executive has agreed to accept such continued employment and additional consideration for such employment , subject to the terms, conditions and covenants herein provided;

AND WHEREAS, it is the shared objective of CCT and Executive that CCT become established as a pre-eminent player in the North American market in the Business and it is acknowledged that the Executive is being employed and compensated for the purpose of bringing this about provided that, for greater certainty, the failure to achieve such shared objective shall not constitute a default or breach by the Executive hereunder;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and after good and valuable consideration, CCT and the Executive, intending to be legally bound, agree as follows:

EMPLOYMENT

1.	CCT hereby employs the Executive and the Executive agrees to be employed as Chief Financial Officer (CFO) on the terms and conditions herein contained.

2.
The Executive shall serve CCT with such duties and responsibilities as the Board of Directors of CCT may from time to time reasonably assign to him. These duties and responsibilities shall be commensurate with a CFO of a business of comparable size and type, including, without limiting the generality of the foregoing, the duty to manage, supervise and conduct the ordinary and usual financial affairs of CCT and to advise CCT in connection therewith. Unless the Executive determines otherwise, the Executive shall, throughout the term of his employment hereunder and so long as the Executive is the beneficial owner (directly or indirectly) of at least 5% of the issued and outstanding common shares of CCT, be a director of CCT. During the currency of this Agreement, the Executive shall devote the whole of his time and attention to the Business and shall not, without the consent in writing of CCT, undertake any other business or occupation or become an executive, employee or agent of any other corporation, firm or individual.

3.	The Executive shall not be required to reside outside of the Greater Toronto region in connection with this employment, unless specifically agreed to by the Executive.

COMPENSATION AND BENEFITS

4.
Effective as of July 1st., 2014 (the “Effective Date”), the Executive shall receive a base salary from CCT of $100,000 per annum (the “Base Salary"), less statutory deductions, payable in equal bi-weekly installments. Such compensation shall be subject to review annually provided that: (a) the Base Salary shall not be reduced; and (b) CCT shall be under no obligation to increase the Base Salary at the time of any review. Upon the Effective Date, CCT shall provide him with a car allowance of up to $750 per month.

5.
The Executive shall be entitled to participate in the benefits made available by CCT generally to its Executives and employees generally from time to time including, but not by way of limitation, medical, hospital, dental and extended health care benefits and life insurance and disability insurance.

6.
The Executive shall be entitled to participate in equity and other incentive compensation plans that may be established and administered by the Board of Directors or a Compensation Committee that may be established by the Board of Directors provided, however, that nothing herein shall mandate a particular level of grant or participation.

7.
CCT shall pay all normal business expenses as approved under CCT’s normal business practices by CCT's CEO, which are actually and properly incurred by the Executive in furtherance of or in connection with the business of CCT, including, but not by way of limitation, all travel and parking expenses, public relations expenses and all entertainment expenses. If any such expenses are paid in the first instance by the Executive, CCT shall reimburse him therefor, subject to the receipt by CCT of statements and vouchers in a form reasonably satisfactory to CCT’s Chief Financial Officer.

8.
The Executive shall be entitled to up to five (5) weeks paid vacation in each calendar year; provided that such vacation may be taken only at such times as the Executive and CCT may from time to time reasonably determine having regard to the operations of CCT; and provided further that such vacation not taken within the year may not be carried forward into any subsequent years.

TERM AND TERMINATION

9.	The term of the Executive's employment shall be three (3) years commencing on the Effective Date unless sooner terminated in accordance with the provisions of paragraphs 10 through 13.

10.
The term of Executive’s employment and this Agreement shall terminate upon the Executive’s death or Disability.  For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of the Executive’s position, even with reasonable accommodation which does not impose an undue hardship on CCT, for ninety (90) days in any consecutive one-hundred eighty (180) day period. The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by CCT or its insurers.  If the Executive’s employment is terminated pursuant to this paragraph 10, the Executive, or his estate, shall be entitled to payment of accrued salary, awarded but unpaid bonuses and accrued and unused vacation pay through to the date of death or Disability.

11.
The Executive’s employment by CCT, and the term, may be terminated at any time during the term by the Executive, on no less than sixty (60) days prior written notice to CCT.  If the Executive’s employment is terminated pursuant to this paragraph 11, the Executive, shall be entitled to payment of accrued salary, awarded but unpaid bonuses and accrued and unused vacation pay through to the date of termination.  Notwithstanding any termination of this Agreement pursuant to this paragraph 11, the provisions of paragraphs 14 through 16 shall survive.

a.
If the Executive's employment is terminated by CCT other than upon the expiry of this Agreement, death or Disability, upon a Change in Control pursuant to paragraph 13 or for Just Cause (as defined below), the Executive shall be entitled to an amount equal to twelve (12) months compensation including benefits payable hereunder which shall be increased by one month for each full year of service completed hereunder. In addition, the Executive shall be entitled to be paid the full amount owing in respect of any loans made to the Corporation by the Executive provided that if the Board of CCT determines that making such payment would not be in the best interests of CCT, CCT and the Executive shall negotiate in good faith to agree upon an acceptable repayment schedule. Such payments shall be the only entitlement of the Executive upon termination and the Executive acknowledges that it is fair and reasonable.

12.
Notwithstanding anything to the contrary contained herein, the employment of the Executive may at the option of CCT, be terminated by CCT without notice and without pay in lieu of notice for any Just Cause. "Just Cause" shall mean:

a)
The Executive’s willful and material failure to perform his duties hereunder (other than any such failure due to the Executive's physical or mental illness), or the Executive's willful and material breach of his obligations hereunder;

b)	The Executive’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Corporation;
c)	The Executive’s being convicted of, or entering a plea of guilty or nolo contendre to, a crime that constitutes a felony; or
d)	The Executive’s failure or inability to obtain or retain any license required to be obtained or retained by him in any jurisdiction in which the Corporation does or proposes to do business.

and for the purpose of this definition, no act or failure to act on the Executive's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of CCT. If the Executive’s employment is terminated pursuant to this paragraph 13, the Executive, shall be entitled to payment of accrued salary, awarded but unpaid bonuses and accrued and unused vacation pay through to the date of termination.  Notwithstanding any termination of this Agreement pursuant to this paragraph 12, the provisions of paragraphs 14 through 16 shall survive.

13.
In the event of a “Change in Control” and the occurrence of a “Triggering Event" as defined herein, the Executive's employment will be deemed terminated without Just Cause and without reasonable notice and the Executive will be entitled to the payment of $100,000 together with an additional amount equal to one month’s base salary for each full year of service completed pursuant to this Agreement in lieu of such notice.  In addition, any options to purchase shares of the Corporation issued to the Executive but not fully vested on the date of such deemed termination shall vest. A Change in Control means a transaction or series of transactions whereby directly or indirectly:

a)
any Person or combination of Persons acting jointly and in concert (other than: (i)  Connectus Inc., or an affiliate or subsidiary of Connectus Inc.; or (ii)  the Executive or a corporation controlled directly or indirectly by the Executive) acquires a sufficient number of securities of the Corporation to affect materially the control of the Corporation and for the  purposes  of  this  Agreement, a Person or combination of Persons acting jointly and in concert, holding shares or other securities in excess of the number which, directly or following the conversion of exercise thereof, would entitle the holders thereof  to cast 20% or more of the votes attached to all shares of the Corporation which may be cast to elect directors of the Corporation, shall be deemed to be in a position to affect materially the control of the Corporation, in which case the Change in Control shall be deemed to occur on the date that is the later of the date that the security representing one more than that required to cast 20% of the votes attached to all shares of the Corporation which may be cast to elect  directors  of  the Corporation  is  acquired or the date on which the persons acting jointly and in concert agree to so act;

b)
the Corporation shall consolidate or merge with or into, amalgamate with or enter into a statutory arrangement with, any other Person (other than a corporation controlled directly or indirectly by the Executive) and, in connection therewith, all or part of the outstanding shares of the Corporation which have voting rights attached thereto shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Corporation or any other Person or for cash or any other property, in which case the Change in Control shall be deemed to occur on the date of closing of the consolidation, merger, amalgamation or statutory arrangement, as the case may be; or

c)
the Corporation shall sell or otherwise transfer, including by way of the grant of a leasehold Interest (or one or more subsidiaries of the Corporation shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Corporation and its subsidiaries as at the end of the most recently completed financial year of the Corporation or (B) which during the most recently completed financial year  of  the  Corporation  generated, or  during the  then  current  financial year of the Corporation are expected to generate, more than 50% of the consolidated operating income or cash flow of the Corporation and its subsidiaries, to any other Person or Persons, in which case the Change in Control shall be deemed to occur on the date of transfer of the assets representing one dollar more than 50% of the consolidated assets in the case of clause (A) or 50% of the consolidated operating income or cash flow in the case of clause (B),as the case may be:

d)
other than a transaction  or series of  transactions  which involves a sale of securities or assets of the Corporation with which the Executive is involved as a purchaser in any manner, whether  directly  or  indirectly, and  whether by way of participation in  a corporation or partnership that is a purchaser or by provision of debt, equity or purchase leaseback financing, but excluding where the Executive's sole involvement with such a purchase is the ownership of an equity interest of less than 5% of the acquirer where the acquirer is a public entity, and the  Executive and persons acting jointly  and in concert with the Executive hold securities of the acquirer which, directly, or following the conversion or exercise thereof, would entitle the holders thereof to cast 5% or more of the votes attached to all shares or other interests of the acquirer which may be cast to elect directors or the management of the acquirers;

"Triggering Event" means any one of the following events which occurs without the express agreement in writing of the Executive:

a)	an adverse change in any of the duties, powers, rights, discretion, salary or benefits of the Executive as they exist immediately prior to the Change of Control;
b)	a diminution of the title of the Executive as it exists immediately to the Change of Control;
c)
a change in the person or body to whom the Executive reports immediately prior to the Change of Control, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business: or,

d)	a change in the location at which the Executive is regularly required immediately prior to the Change of Control to carry out the terms of his employment with the Corporation.

CONFIDENTIALITY AND NON-COMPETITION

14.
All confidential records, material, information and all trade secrets concerning the business or affairs of CCT obtained by the Executive in the course of his employment shall remain the exclusive property of CCT.  During the Executive's employment or at any time thereafter, the Executive shall not divulge the contents of such confidential records, material, information or trade secrets to any person, firm or corporation other than to CCT or CCT’s qualified employees and advisors and the Executive shall not, following the termination of his employment hereunder for any reason, use the contents of such confidential records, material, information or trade secrets for any purpose whatsoever. This paragraph shall not apply to any confidential  records, material, information or trade secrets which:

a)	is or becomes publicly known through the lawful action of any third party;
b)	is disclosed without restriction to the Executive by a third party;
c)	has been made available by CCT directly or indirectly to a third party without obligation of confidentiality; or
d)
 the Executive is obligated to produce as a result of a court order or pursuant   to governmental action, provided that CCT shall have been given written notice of such court order or governmental action and an opportunity to appear and object.

15.
The Executive covenants and agrees with CCT that he will not (without the prior written consent of CCT) directly or indirectly, in any manner whatsoever, including without limitation, either individually or in partnership or jointly or in conjunction with  any other  person or  persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder, Executive or in any other manner whatsoever during the term of his employment  hereunder and for a period ending two  (2) years following the date of the termination of his employment (for any reason) carry on or be engaged in a business which is competitive with the business then carried on by CCT (a “Competitive Business” includes the business of the cultivation and distribution of Algae biomass, powders, tablets and oils in any metropolitan area in the world where CCT is carrying on such business, now or in the future, or where CCT was contemplating carrying on such business, without limitation, as discussed in CCT's business plan in existence, at the time of the termination of the executive’s employment, or be concerned with or interested  in or  lend  money  to, guarantee  the  debts or obligations of or permit his name or any part thereof to be used by any person, persons, firm, association, syndicate, company or corporation  engaged  or  concerned  with or interested in a Competitive Business.

16.	Notwithstanding the provisions of paragraph 16, the Executive may invest in stocks, bonds or other securities of any Competitive Business (but without participating in such Competitive Business) if:

a)	the stocks, bonds or other securities of the Competitive Business are listed on any national or regional securities exchange or are publicly traded over the counter;
b)
his investment  in the  Competitive  Business does not exceed, in the case of any class of capital stock five percent (5%) of the issued and outstanding shares, or in  the case of  bonds or other securities, five percent (5%) of the aggregate principal amount hereof issued and outstanding; and

c)
such investment would not prevent, directly or indirectly, the transaction of business by CCT with any province of Canada or any governmental subdivision,  agency or instrumentality thereof by virtue of any statute, law, regulation or administrative practice.

MISCELLANEOUS

17.
Except for any matters for which this Agreement expressly provides otherwise, any matter in dispute under or relating to this Agreement shall, unless settled in the manner provided by paragraph 18(a), be finally resolved by binding arbitration.

a)
The parties wish to foster a mutually beneficial relationship under this Agreement and to encourage an informal mechanism for the resolution of disputes.  Either party may at any time notify the other party of an intention to discuss or dispute any matter connected with this Agreement. Within 5 days of receiving such notification, the parties shall each appoint a representative knowledgeable on the topic at issue and such representatives shall meet within the following 5 days in an attempt to settle the matter at issue. If the representatives of the parties are unable to resolve the matter at issue within 5 days of their first meeting, then either party may refer the matter at issue to binding arbitration in accordance with this paragraph 18.

b)
 In the event that the parties are unable to resolve a disagreement or dispute pursuant to section 16(a), either party may serve a notice on the other party of its  intention to formally arbitrate, pursuant to the provisions  of  the  Arbitration  Act  1991  (Ontario)  stating  with  reasonable particularity the subject matter of such dispute. Within 15 days of service of such notice the parties shall appoint a single Arbitrator. Should the parties be unable to agree upon a single arbitrator within such 15 day period, then either party may at any time thereafter select its own arbitrator and may serve notice upon the other party to select an arbitrator.  Upon receipt of such notice the other party shall have 5 days in which to appoint an arbitrator. The two arbitrators thus selected shall appoint a third arbitrator within 5 days of the appointment of the second arbitrator, and the three arbitrators shall constitute a board of arbitrators (herein referred to as called the “Board of Arbitrators”) which shall determine the matter. If either party shall fail to name an arbitrator within 5 days at receipt of a demand to do so upon application by the party that has appointed an arbitrator the second arbitrator shall be appointed by any Judge of the Ontario Superior Court of Justice. If the two arbitrators shall fail to appoint the third arbitrator, then upon application by either party such third arbitrator shall be appointed by any Judge of the Ontario Superior Court of Justice. The arbitrator or arbitrators selected to act hereunder shall be qualified by education and training to pass upon the particular question in dispute. Unless otherwise agreed by the parties, each party shall bear the costs it incurs in connection with the arbitration and all other costs of the arbitration shall be borne equally by the parties hereto.

c)
The decision of the single arbitrator or the Board of Arbitrators or the majority thereof shall be communicated to the parties not later than 30 days after the close of argument in the arbitration, subject to any reasonable delay due to unforeseen circumstances. The decision of the single arbitrator or of the majority of the Board of Arbitrators, as the case may be, shall be drawn up in writing and signed and shall, notwithstanding anything to the contrary contained in the Arbitration Act of the Province of Ontario and subject to the specific  provisions of  and limitations in this Agreement, be final and binding upon the parties hereto and all persons claiming through or under them as to any question or questions so submitted to arbitration, and the parties shall perform the terms and conditions thereof.  Judgment upon the award rendered by the single arbitrator or the majority of the Board of Arbitrators, as the case may be, may be entered in any Court having jurisdiction and thereupon execution or other legal process may issue thereon.

d)	The obligations of the patties under this Agreement shall continue to be performed during the dispute resolution proceedings contemplated by this section.

18.
In the event that any clause or option of any covenant herein should be unenforceable or be declared invalid for any reason whatsoever, such enforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of this Agreement. The Executive hereby acknowledges and agrees that all restrictions contained in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by CCT are hereby waived by him.

19.
Subject to the provisions of the Business Corporations Act (Ontario), CCT agrees to indemnify and save the Executive harmless from and against all costs,  charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of having been a director or officer of CCT, if the Executive acted honestly and in good faith with a view to the best interests of CCT.

20.
CCT covenants and agrees to obtain, as soon as possible after the Effective Date appropriate and commercially reasonable liability insurance for the Executive with respect to his being a director and officer of CCT.

21.
This Agreement constitutes and expresses the whole agreement of the parties hereto with reference to the employment of the Executive by CCT, and with reference to any matters or things herein provided for or hereinbefore discussed or mentioned with reference to such employment. All promises, representations, collateral agreements and understandings relative thereto not incorporated herein are hereby superseded and cancelled by this Agreement.

22.
All notices, request, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to the other party or delivered to the other party as follows:

to CCT at:

4120 Ridgeway Drive, Unit 37
Mississauga ON L5L 5S9

Attention: Paul Ramsay
Facsimile No.: (416) 352-5712

to the Executive at:

99 Harbour Square, Suite 1103
Toronto ON M5J 2H2

or such other addresses as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, on the second business day after mailing thereof; provided that if any such notice, request, demand, acceptance or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities before the second business day after the mailing thereof, such notice, request, demand, acceptance or other communication shall be deemed not to have been received unless the same has been personally delivered and served on the party to whom the same is addressed.

23.	This Agreement shall be governed by and interpreted under the laws of the Province of Ontario.

24.	All dollar amounts referred to in this Agreement are expressed in US funds.

25.
This Agreement is personal to the Executive and may not be assigned by him. Upon notice to the Executive, this Agreement may be assigned to an affiliate of the Corporation, provided that notwithstanding such assignment, the Corporation continues to guarantee the performance by such assignee of its obligations hereunder and provided that the person to which the Executive is assigned is within 50 miles of the boundaries of Metropolitan Toronto.

26.
Except as aforesaid, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assignees, including, in the case of the Executive, his heirs, executors and administrators.

27.	Time shall be of the essence of this Agreement and of every part hereof.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Converted Carbon Technologies Corp.

By:

Paul Ramsay, Director

Executive

Ross Eastley